(English Translation)

Exhibit 10.8

Contract Registration Serial Number:

2006110032016548

Technological Development Contract

Project Title: II-phase Project, Communication Planning Information System, Planning & Research Institute of Ministry of Communications

Client (Party A): Planning & Research Institute of Ministry of Communications

Assignee (Party B): Beijing PKU Chinafront Technology Co., Ltd

Place of Sign: Province (Municipality) Municipality, Town (District)

Date of Sign: June 12, 2006

Term of Validity: October 31, 2007 to Beijing Technique Market Management Office

Original Copy

II-phase Project, Communication Planning Information System, Planning & Research Institute of Ministry of Communications

Technical Development & Technical Service Contract

Contract Title: Technical Development & Technical Service of II-stage Project, Communication Planning Information System

Party A: Planning & Research Institute of Ministry of Communications

Party B: Beijing PKU Chinafront Technology Co., Ltd

Place of Sign: Beijing

Both parties, according to Contract Law of the People’s Republic of China and other related legal regulations of China and through equal negotiations, formulate the clauses of this contract and reach an agreement on the various related matters of development and construction “II-phase Project, Communication Planning Information System” (hereinafter “project”) assumed by Party B and such detailed contents as liabilities, rights and duties of both parties, and mutually undertake to fulfill respective liabilities, rights and duties. The concrete clauses of the contract are as follows:

1.	Definitions of Key Terms

1.1	The nouns and terms of this contract shall be interpreted as:

“Contract” refers to the agreement clause documents, in which agreement clauses are indicated, including all accessories, appendixes, supplementary documents and all documents that constitute the contract through indication of the above documents.

“Contract Price” refers to the price paid by Party A to Party B after Party B correctly and fully implement the contract obligations;

“Contract Clause” refers to the clauses of the contract;

“System” without prefix defining words generally refers to “Communication Planning Information System”;

“Project” refers to “II-stage Project, Communication Planning Information System”;

“Project under the contract” refers to all products, system software, services and other technical data that shall be provided by Party B to Party according to regulations of the contract;

“Engineering” refers to the content covered by Clause 3;

“Hardware” refers to such matters as all facilities, materials and auxiliaries, etc related with system integration, which shall be provided by Party B to Party according to regulations of the contract;

“Software” refers to all computer software related with the project that shall be provided by Party B to Party according to regulations of the contract (including system software related with system integration and system utility software), and obligations assumed by Party B as stipulated in the contract, including system installation, debugging, provision of technical supporting service and training, etc.

“Confirmation” refers to the admittance and acceptance of both parties of the schedule, report, notice and other written documents submitted by the other party;

“Acceptance” indicates that Party A, according to regulated procedures and conditions, confirms that the subject matter of the contract provided by Party B meets with the requirements of the technical regulations, and verifies the matter through examination;

“Service” refers to related services assumed by Party B according to the contract regulations, including transportation, insurance, installation, integration, (development) software, debugging, training, technical support, repair and maintenance and other work required to main the normal operation of goods and satisfy the requirements of the bidding contract;

“Supplementary Service” refers to, beside of the service content as stipulated by the contract, other services provided by Party B as required by Party A in writing form;

“Product” in Clause 7.1 refers to system hardware, system software, utility software, system integration and other services, etc that shall be provided by Party B to Party A according to the regulations of the contract;

“Project Site” refers to the site of project installation and operation under the contract, with the title indicated in the contract clause data sheet;

“Day” refers to calendar day.

1.2	The connotations of other contents and terms in the contract are as follows:

1.2.1	The contract titles and indexes of the contract do not contain the interpretation of the contract contents and do not affect the effectiveness of all clauses;

1.2.2	The annotations (explanations) of all documents shall change with the changes of the documents;

1.2.3	“Include” also has the meaning of “not limited to”;

1.2.4	“Etc” also has the meaning of “and others”.

2.	Contract Tenet

2.1
According to “On Reply to Primary Design of II-stage Project Communication Planning Information System” (J. S. Fa [2005] No. 063) by the Communication Ministry and on the basis of I-stage project, construct and consummate such utility sub systems as the communication development strategy, road, water carriage, support system planning, planning management and transportation planning on-line service, etc and, on the basis of full usage of existing resources, construct social economy, communication transportation, infrastructure, natural conditions, strategic rules and basic figure database.

2.2
The development and construction of II-stage Project Communication Planning Information System, following the thought of long-term development, preserve full conditions for the further consummation, upgrading, deep development and usage in the future and connect and compatibility with other systems.

2.3
The contract scope: system hardware platform, system software platform, system data engineering, utility system software, purchasing, installation, development and debugging of civil work, system integration, test run, system combined adjusting, data collection and processing, training, technical support and after-sale service, etc.

3.	Engineering Contents

3.1	To complete the purchasing and construction of project system hardware and the supporting software (refer to Annex 3 for details);

3.2	To complete the development of project application software (refer to Annex 4 for details);

3.3	To complete the construction of project data engineering (refer to Annex 5 for details);

3.4	To complete the decoration engineering of project engine room and academic concert hall and the purchasing and installation of corresponding facilities (refer to Annex 6 for details);

3.5
To complete the integral integration of site network infrastructure of Party A and existing facilities of Party A (including I-stage facilities) and new system, and to take charge of safe and sound transfer of existing equipments;

3.6	To complete the maintenance service and system maintenance of technical training and hardware facilities involved in the project system (refer to Annex 8 for details);

3.7
To complete other contents stipulated by the contract and annexes. In case of differences between the clauses of annexes and the text of the contract, the clauses and contents confirmed by Party A prevail.

4.	Obligations of Party A

4.1	To confirm the implementation schedule engineering provided by Party B;

4.2	To provide on-site working place and corresponding office facilities for Party B;

4.3	To coordinate Party B in engine room decoration and installation of facilities, under the guidance of Party B;

4.4	To coordinate Party B in the installation of the client’s end, under the guidance of Party B;

4.5
To cooperate with the requirement investigation of Party B, to put forward the system requirements in accordance with the project implementation, to confirm the requirement investigation result of Party B;

4.6	To coordinate Party B in data collection and data entry, and to provide data to be supplied by Party A in the form confirmed by both parties;

4.7
To coordinate Party B in work or provide assistance for Party B during the project implementation procedure, according to other cooperation requirements put forward by Party B and under the precondition of non-substituting and non-reducing the obligations of Party B;

4.8	To organize independent test group of the third group and carry out independent test on the procedure developed by Party B;

4.9	To organize acceptance items and project related data provided by Party B;

4.10
To perform payment to Party B according to the payment method and payment schedule as stipulated by the contract, when the working process and working performance conform to the regulations of the contract.

5.	Obligations of Party B

5.1
General Obligations: as the implementation unit of the project and services as listed in the contract, take charge of all engineering contents and quality, planning and process of the project construction, technical coordination and services during insurance period;

5.2	Engineering Obligations

To complete engineering contents as stipulated in Clause 3 (refer to all annexes for details);

5.3	Other Obligations

5.3.1	The assigned persons assume the following obligations:

(1)	To ensure that enough persons take part in this project and invested man power and the requirements of the work of every stage are in accordance;

(2)	To ensure that the participant persons have enough experiences, professional knowledge and the ability to complete the project;

(3)	To ensure that the participant persons can manage the work in time according to the requirements of the work of that stage;

(4)	To ensure that the persons of this project are stable, and the persons listed in Annex 7 shall not be changed without approval of Party A in writing form;

(5)
If Party A has enough and reasonable reasons to point out the inability or non-suitability of the project group of Party B in man power, experiences, qualification or other aspects, and puts forward requirements, Party B shall adopt measures to strengthen group strength;

(6)
If Party A has enough and reasonable reasons to point that the persons assigned by Party B cannot or are not suitable to fulfill the responsibilities and puts forward requirements to Party B, Party B shall replace them with more suitable ones.

5.3.2	To ensure that arranged project planning, schedule (Annex 7), and working contents of all stages are reasonable and easy for operation;

5.3.3
To ensure that during the all procedures of the project implementation, all work related with the data provided by Party A shall be completed in the site of Party A, and the electronic maps and various data provided by Party A shall not be brought out of the work site;

5.3.4	To ensure the submittal of work fruits of all stages to Party A according to regulations of the contract;

5.3.5	To ensure the fulfillment of confidentiality obligations according to regulations of the contract;

5.3.6	To ensure that performance of timely and effectiveness of coordination and communication with Party A and assigned test persons by Party A;

5.3.7	To ensure that it abides by regulations and rules of Party A and follows the management of Party A and property company during the on-site work period;

5.4
Associated Duties: Detailed or integral description and interpretation of the integral connotations of the services provided by Party A are not available due to the importance and hardness of the project. Therefore, various services provided by Party B as stipulated by the above requirements are only general description and interpretation. All service contents and associated other services and assistances provided by Party B to Party A and the obligations are undividable. But the additional services provided by Party B as required by Party A are not included;

5.5	Taxation: All taxes levied on Party B and taxes related with the contract shall be assumed by Party B;

5.6	Following items shall not exempt, reduce, limit or affect any obligations or duties that shall be assumed by Party B:

(1)	All suggestions to be authorized, consented or approved by Party A or representative of Party A;

(2)	All suggestions to be made by Party A or other organizations hired by the representative of Party A;

(3)	All matters to be fulfilled by Party A or representative of Party A, or requirements and orders to be put forward by Party A or representative of Party A;

(4)	All documents, data or materials to be provided by Party A or representative of Party A;

(5)	All documents, data or materials received, accepted and recognized by Party A;

(6)	All contract payment to be made by Party A according to the contract;

(7)	Omission, negligence, irresponsibility or other activities arising from product manufacturers.

6. Representatives of Both Parties

6.1 The project manager of Party B and professional representatives of the project group are listed in Annex 7, and Party B shall inform “representative of Party B” of corresponding rights and word division in writing form;

6.2 As for the professional representatives (or supervisor) of the project group of Party B appointed by Party A, Party A shall confirm the person constitution and corresponding rights of “Representative of Party A” in writing from

6.3 When both parties require the other party to make substantial written notices and opinion, these notices and opinion come into force with the signature of authorized representative with the right of signing;

6.4 The representatives of both parties shall know the rights scope of the representative of the other party. In case of ambiguity or inquiry, enquire the other party in time. In case of opinion of exceeding authority by the representative of the other party, require the other party for clarification.

7. Documents and Working Standard

7.1 Party B shall provide documents (including drawings, all written illustration, standards and various software) of design, development, installation, integration, debugging, test and acceptance, etc of the contract facilities and the ones related with the project, and technical documents used for normal operation and maintenance, in the form with CD-ROM as the media;

7.2 During the project implementation procedures and before the completion and acceptance of the project, both parties put forward the requirements on documents (refer to Annex 9 for details);

7.3 The products provided by Party B shall conform to the standards of the contract and technical specification. In case of unavailability of applicable standards in above documents, the products shall meet with the standards of latest version issued by the related organizations;

7.4 Measurement Unit Standard: unless otherwise regulated by the technical specification, the measurement units all adopt the legal measurement units of the People’s Republic of China;

7.5 To ensure the implementation normative of the project, the technical documents and annexes come into force after the sign of both parties;

7.6 Party B shall ensure the legality of all links of the project construction, and strictly follow the current laws of China. If Party B breaches the law, all consequences shall be assumed by Party B and shall not involve Party A;

8. Assembly and Installation

8.1 Before the start of the engineering, Party B shall formulate detailed implementation schedule planning and submit it to the representative of Party A for approval according to the bidding undertaking;

8.2 Party B takes full charge of installation, assembly, debugging, test run and services of all facilities;

8.3 Party B takes charge of safe and sound transportation of all needed facilities to the installation site, including facilities to be transported in I-stage project, and takes charge of the installation and assembly of these facilities. In case of damaged facilities, all expenses shall be borne by Party B.

8.4 Party A has the right to require Party B to replace the persons in charge of installation, test run and software development that are regarded as unqualified by Party A.

8.5 During the installation and assembly, persons of Party A shall take part in work with the permission and guidance of persons of Party B. In case of changes, Party B shall provide revised technical documents for free.

9. Examination, Test, Acceptance and Delivery

9.1 Working Examination

9.1.1 During the project implementation procedures, examiners appointed by Party A examine the stage fruits of Party B according to the working needs of all stages and in the method decided by both parties, with the materials required for examination prepared by Party B.

9.1.2 Examination shall be expressed in writing form, as the foundation for the work during revision stage of Party B.

9.1.3 If Party B thinks that the examination opinions of Party A is not appropriate or is not convenient for implementation, Party B has the right to put forward defend reasons for re-examination of Party A in writing form. In case of change after negotiation, implement the revised opinions;

9.1.4 The work examination is the important reference for system acceptance, but does not substitute the system acceptance. In case of discrepancy between the acceptance opinion formed during system acceptance and work examination opinions, the acceptance opinions prevail;

9.2 Test

9.2.1 The test shall be carried out by the third test unit authorized by Party A and shall be independently performed in the project implementation place;

9.2.2 Before Party A carries out system test, Party A shall perform self test in early stage according to bid requirements, and shall be regarded to have the conditions of submittal to Party A for test.

9.2.3 Party A shall perform the following procedures of single machine test, functional test and system test:

9.2.4 Single machine test is carried out by technicians of both parties according to this contract and technical specification, to test the conformity and soundness of the technical specification and parameter indicator of facilities or products;

9.2.5 Function test is overall test carried out by test personnel on the system software function, utility software function and system hardware function, including black box and white box tests, the latter is mainly used.

9.2.6 System test refers to the test on system function and performance after the completion of system integration test, with the reliability of the system, system response time and pressure test, etc as the key aspects.

9.2.7 The test report (in four copies) shall be prepared by Party B, and comes into force after the sing of the test unit of the third party and representatives of both parties, and becomes the important foundation for the system delivery and acceptance.

9.3 Project Acceptance

9.3.1 Foundation Documents for Acceptance

(1)	Related technical regulations and quality examination and appraisal standards of China;

(2)	Bidding documents of the engineering (technical specification);

(3)	Technical specification of main facilities;

(4)	Engineering design documents and annexes provided by Party A;

(5)	Technical suggestions and annexes replied by Party B in writing form and approved by Party A;

(6)	Test outline approved by Party A, design unit and the test unit of the third party;

(7)	Contract documents.

9.3.2 Preconditions for Acceptance

The product marking and software development shall abide by related laws, rules and standards of China.

9.3.3. Acceptance Contents and Standards

(1)	All requirements of the technical specification of bidding documents

(2)	Integrity, conformity and verifiability of documents

(3)	Requirements on Labels

The labels of description of products, products, information of supplier, working task, conformity to the required documents, required system allocation, interface, installation, support and maintenance of other products;

(4)	Acceptance Contents

The acceptance contents are different in different stages, with stage engineering appraisal, delivery acceptance and completion acceptance as the key points. The key aspects of every stage also include acceptances of functions, performances and techniques.

Functions: integrity, correctness and conformity;

Performances: reliability, convenience, effectiveness, maintainability and compatibility, etc.

9.3.4 Composition of Acceptance Personnel

(1)	The persons in charge of stage examination and acceptance and system delivery examination are composed of Party A, design unit, employed experts, test unit of the third party and Party B;

(2)	The completion acceptance persons are composed of Party A, design unit, representative of customer, employed experts, leaders of the department and Party B;

(3)	All expenses arising from acceptance shall be borne by Party B.

9.3.5 Formation of Acceptance Result

9.3.5.1 Acceptance Record

(1)	Acceptance plan may also include acceptance specification description of acceptance examples (every acceptance example shall illustrate the objective);

(2)	All fruits related with acceptance examples include all failure records during the acceptance period;

(3)	Identifies of persons involved in the acceptance;

(4)	Acceptance report;

9.3.5.2 Contents of Acceptance Report

(1)	Product label;

(2)	Computer software and hardware system and configuration for acceptance;

(3)	Documents and labels for acceptance;

(4)	Product description and customers’ utility documents;

(5)	List not in accordance with requirements;

(6)	List and explanation of the part not accepted;

(7)
Lists that are not in accordance with requirements, or not in accordance with requirements of suggestions, or explanation on non-performance of conformity acceptance of products required by the suggestions;

(8)	Persons participant in the acceptance, starting and ending dates and signature and seal of examination and approval;

(9)	Conclusion (comprehensive appraisal).

9.3.6 Explanation of Acceptance Report

The acceptance report made by the acceptance experts group is in four copies, two for each party.

9.3.7 Stage Engineering Examination and Delivery Acceptance

(1)
Stage engineering examination is the examination after the completion of system hardware, software, database, and WEB application, all planning utility sub systems and maintenance tools, etc by Party B. The delivery acceptance is the acceptance carried out by acceptance experts group of Party A after the construction of the integral system.

(2)
Method: the method evaluated and appraised by experts group or the method of the examination committee. The experts group issue the acceptance or examination report with signs of head of the experts group. Party B shall assist in preparation of acceptance or examination report.

Standard: standards as stipulated by the contract or technical specification;

(3)	Contents: contents stipulated by the contract or technical specification;

(4)	The acceptance or examination report is in four copies, two for each party;

(5)	After delivery acceptance, all system is delivered to Party A. The first 3 months are qualifying period, and the insurance period starts after the termination of qualifying period;

(6)	Delivery acceptance

The delivery acceptance, organized by Party A, involves design unit, test unit of the third party, technicians, Party A and Party B. The delivery acceptance makes quality appraisal, with expenses borne by Party B.

9.3.8 Completion Acceptance

The completion acceptance, organized by Party A, involves administrative department of superior level, design unit, test unit of the third party, technicians, representative of customers and representative of Party B, with the charges borne by Party A.

9.4 Handover

9.4.1 All products handed over by Party B to Party A shall have handover list and related examination and acceptance reports. The handover procedures shall be performed strictly according to regulations of annexes.

9.4.2 Refer to related annexes for the time and contents of the delivery provided by Party B to Party A.

9.4.3 All written documents and technical data mutually handed over shall be carried out through handover and sign-in procedures.

10. Supply Quality and Service Assurance

10.1 Supply quality clauses;

10.1.1 Party B shall ensure provision of qualified hardware facilities to Party A according to technical performance requirements and quantity stipulated by the technical specification, and assume all obligations and duties;

10.1.2 Party B shall ensure that items under the contract supplied according to the contract do not have any defects arising from design, etc. or defects arising from activities of Party B;

10.1.3 The supply scope of the contract includes system hardware, supporting software, data, utility software, technical support and spare parts. But in case any omission and shortage are found during the implementation of the contract, which are not listed in the supply list but are within the supply scope of Party B and are required to meet with the performance insurance period in the technical specification, Party B shall take charge of timely supply of these items in short, with all expenses borne by Party B;

10.1.4 Party B shall ensure the authenticity, correctness, reliability and stability of the brand, specification, quantity, quality, performance and stock channel of system hardware and system software; ensure all functions of the system required by the contract and technical specification, i.e. sound reliability, convenience, interactivity, compatibility, safety, fault-tolerance, maintainability and expendability.

10.1.5 The corresponding time and contents undertaken by Party B in the bidding documents lay the foundation for quality insurance period and after-sale service clauses under the contract.

10.2 Training Clauses

10.2.1 Party B undertakes to provide technical training of all levels for persons of Party A according to requirements of application and maintenance of system and training plan agreed by both parties. The training expense has been included in the general contract price listed in Annex 11.

10.2.2 Before official training, Party A shall submit Training Planning Schedule to Party A, to indicate training subjects, contents and time.

10.2.3 The training shall be assumed by Party B. Party B shall ensure enough training on facility application, while Party A shall coordinate in the organization of on-site training.

10.2.4 Refer to technical specification for detailed requirements of training.

10.3 Service Clauses:

10.3.1 Party B shall appoint representatives to the site for installation, assembly and debugging according to the contract and related technical data, and shall solve the related problems with quality and performances, etc during installation, debugging and test run.

10.3.2 In case of any significant problems that shall be researched and discussed by both parties immediately, any party has the right to make the proposal of conferences. In general case, the other party shall agree to participate.

10.3.3 As for all conferences and other ways of communications, both parties shall sign conference or contact minute. Both parties shall implement the contents of signed minutes. In case of modifications to contract clauses or changes of significant technical schedule and contract price, units of both parties shall negotiate with each other to decide the modification, which shall be implemented after the examinations and signs of legal representatives of both parties;

10.3.4 Party B puts forward technical service schedules of installation, debugging and operation, which are fixed by both parties in the conference. In case of modifications, Party B shall inform Party A in wring form, and implement them after confirmation of Party A. To meet with the requirements of on-site conditions, Party A has the right to put forward opinions on changes or modifications and informs Party B in writing form. Party B shall fully consider these changes and modifications and meet with requirements of Party A as possible;

10.3.5 Party B shall take full charge of all matters related with supply, equipment, technical interface and technical services;

10.3.6 Party B has the duty to provide technical cooperation for other facilities connected with the facilities of this contract, without any expenses other than contract price arising from this.

10.3.7 Technicians appointed by Party B for on-site services shall have practical experiences and ability to complete work. The list of technicians appointed by Party B for on-site services shall be submitted to Party A for approval within 15 days. Party A has the right to put forward the requirements to change unqualified persons of Party B. Party B shall re-appoint service persons approved by Party A according to site requirements. If written request made by Party A is not replied by Party B within 7 days, it shall be regarded as delay in schedule.

10.3.8 The losses arising from negligence and mistakes of technical service persons of Party B in installation and debugging shall be assumed by Party B;

10.3.9 Party B shall take charge of the after-sale service duties and obligations under the contract according to detailed requirements of the technical specification and after-sale service undertaking of the bidding.

10.4 Party B ensures to provide free repair and maintenance services and technical supports during insurance period of three years of the system hardware, system software and utility software from the completion of test run after signs of handover and acceptance according to service undertakings of Annex 8.

10.4.1 The detailed contents of the repair and maintenance of the facilties shall be implemented according to requirements of engineering bidding documents;

10.4.2 The detailed requirements on system maintenance:

(1)	Party B takes charge of installation, debugging, training and services according to the contract;

(2)
Party B shall reply the problems arising from the application within 4 hours in general cases. In case of emergences, Party B shall make response within 1 hour. In case of needs of on-site services, Party B shall reach the site within 2 hours.

(3)	If any defects are found within the insurance period, Party A shall inform Party B in writing form as soon as possible;

(4)
If Party B does not provide corresponding facilities and maintenance services within the regulated limit in the technical specification upon the receipt of notice, the new expenses arising from this shall be borne by Party B;

(5)
If Party B fails to make up defects within regulated time limit in the contract, Party A can adopt necessary remedial measures, with risks and expenses assumed by Party B. Other rights of Party A according to regulations of the contract are not affected.

(6)
Within the insurance period, Party B shall provide spare parts and maintenance services. The price of spare parts after the termination of the insurance period shall not be higher than that of the spare parts of this contract;

(7)
In case of faults of the system, Party B shall make response within 24 hours after the service request of Party A, and make repair within 72 hours. Spare one shall be provided in case of fault of hardware.

(8)	The damages to facilities arising from abnormal application after system acceptance are not within the scope of maintenance.

10.5 The duties of Party B according to regulations of Clause 10.4 are still effective after the termination of the contract until the obligations are fully implemented.

10.6. Delivery Clauses

10.6.1 Designated delivery place: Communication Planning & Research Institute (new address);

10.6.2 Party B shall submit detailed equipment list to Party A during delivery, which is in two copies;

10.6.3 In case of lack, missing or damages of goods and technical materials after examination of representative of Party A, which are not caused by Party A, Party B shall provide lacked, missed or damaged part to the site within 30 days upon the notice of Party A (within 10 days for emergent cases). In case of lack, missing or damages that are caused by Party A, Party B shall provide lacked, missed or damaged part to the site within 30 days upon the notice of Party A (within 10 days for emergent cases), with expenses borne by Party A.

11. Confidentiality Clauses

11.1 Party B shall not provide any bidding documents, contract and annexes, materials and fruits, etc related with the project to other persons not involved with the implementation of the contract without the written consent of Party A. Party B shall keep the information confidential in case of provision to related persons.

11.2 Units and individuals of Party B shall not openly publicize the articles, figures and other materials related with the project without the written consent of Party A;

11.3 After the construction of the system, Party B shall return all documents and data used for system construction to Party A;

11.4 The duties of both parties according to the regulations are still effective after the termination of the contract, which are limited by time. In case of losses arising from the breaching activities, the breaching party shall make unconditional compensation or remedy.

12 Intellectual Property and Patent Right

12.1 During the implementation period and after the construction of the project, the ownerships of the system, software, hardware, materials, data and figures related with the system and related materials, data, figures, and fruits, etc obtained by the system belong to Party A;

12.2 After the completion of the project, such rights as intellectual right of the project, copyright of the system software, patent application right, utility right and transfer right, etc are transferred to Party A. Party B shall have the written consent of Party B to use the system for non-commercial purposes, such as exhibition and propaganda, etc. Otherwise, Party B shall not use any contents and titles of the system for other purposes or commercial activities;

12.3 Party B ensure that private is not used, and all system hardware and software adopted in the project are legal, which will cause any damages and losses to Party A. In case of any consequences arising from the above activities, they shall be assumed by Party B.

12.4 Duties assumed by Party B according to the regulations are still effective, and are not limited by time.

13. Contract Sum and Term of Payment

13.1 Total sum of the contract:

Reminbi: 20.40 million yuan (in capital: twenty point four million yuan only), in which:

Sum of network system: 3899.3 thousand yuan (in capital: three million eight hundred and ninety nine point three thousand yuan only);

Sum of supporting software: 3730.5 thousand yuan (in capital: three million seventy hundred and thirty point five thousand yuan only);

Sum of development of utility software: 9700 thousand yuan (in capital: nine million seven hundred thousand yuan only);

Sum of civil engineering: 1320.2 thousand yuan (in capital: one million three hundred and twenty point two thousand yuan only);

Sum of system integration and management: 750 thousand yuan (in capital: seven hundred and fifty thousand yuan only);

Sum of training fees: 200 thousand yuan (two hundred thousand yuan only);

See Annex 11 for sum of sub items of the contract.

13.2 Under the precondition that Party B fulfills the duties regulated by the contract and completes the engineering planning schedule in time, Party B sends request notice to Party A according to the following schedule. Party A confirms the request and makes the payment within 10 days upon the receipt of the request notice. In case of problems during the implementation of Party B or sudden special situations, Party A shall state the time and reason of delayed payment in writing form.

I-stage: within 10 days after sign of the contract, payment of 15% total contract sum, accounting Renminbi 3060 thousand yuan (in capital: three million sixty thousand yuan only);

II-stage: within 10 days after the approval of the civil engineering design schedule, payment of 15% total contract sum, accounting Renminbi 3060 thousand yuan (in capital: three million sixty thousand yuan only);

Within 10 days after the approval of the system according to specification instruction, payment of 15% total contract sum, accounting Renminbi 3060 thousand yuan (in capital: three million sixty thousand yuan only);

III-stage: within 10 days of approval of the detailed design, payment of 15% total contract sum, accounting Renminbi 3060 thousand yuan (in capital: three million sixty thousand yuan only);

Within 10 days of test run after completion of system development and approval of test, payment of 25% total contract sum, accounting Renminbi 5100 thousand yuan (in capital: five million one hundred thousand yuan only);

IV-stage: within 10 days after handover and acceptance upon the termination of the test run, payment of 10% total contract sum, accounting Renminbi 204 thousand yuan (in capital: two hundred and four thousand yuan only only);

V-stage: within 10 days one year after the handover and acceptance, payment of 5% total contract sum, accounting Renminbi 102 thousand yuan (in capital: one hundred and two thousand yuan only); (in case of problems, deduct the corresponding part).

13.3 Party B shall send request notice to Party A in time according regulations of above clause. Party A shall, after confirmation, inform Party B to fetch bank transfer check with collection invoice;

13.4 In case delayed payment of Party A and such losses as influences on the project schedule arising from failure of Party B in implementing obligations or sending request notice, Party B shall assume the obligations of speeding up schedule and making up the losses;

13.5 The expenses of additional services other than the contents of the contract provided by Party B according to requirements of Party A shall be borne by Party A.

14. Transfer and Subcontract

14.1 Party B shall not consign or transfer the rights and duties as stipulated by the contract. Party B, with the written approval of Party A, can subcontract part work according to the conditions in accordance with the regulations of the contract. Party B shall inform Party A of subcontracted work and subcontractor in writing form before the sign of subcontract contract.

14.2 The subcontract and consent of Party A on subcontract do not reduce and exempt any duties and obligations of Party B to implement the contract. Party B shall assume any sequences in case of any non-appropriateness, negligence or errors.

14.3 Party B shall not transfer all or part contract obligation without the written consent in advance;

15. Performance Guarantee

15.1 Party B shall reserve RMB 1 million yuan in the legal and effective bank account as the performance guarantee, which is provided to Party A. The performance guarantee fee is used for compensation in case of failure of Party B to complete the contract obligations;

15.2 The indemnity letter o the performance guarantee fee shall be issued by the bank before the sign of the contract. The original copy of the indemnity is kept by Party A.

The duplicate of the indemnity is the annex of the contract. The contents and form of the indemnity shall be provided as the attached form of the bidding document. The validity term of the indemnity is long-term. The original copy of the indemnity shall be returned to Party B within ten days after the completion of Party B’s obligations.

16. Force Majeure

16.1 Force majeure refers to severe natural disasters and disasters that impede the implementation of obligations of both parties, such as typhoon, blood, earthquake, fire, explosion, war (whether declared or not), invasion, rebellion, turbulence, coup, army mutiny, etc or natural disasters that cause long-term stop of work of both parties;

16.2 If the implementation of one party to the contract due to force majeure, the time of delayed implementation of the obligations equals to the time affected by force majeure events. But prices shall not be adjusted due to the delay arising from force majeure;

16.3 In case of force majeure, the suffering party shall inform the other party of the condition of the force majeure in fax or telegram and shall submit the certificate documents issued by the department in charge to the other party for examination and confirmation within 10 days. The suffering party shall manage to reduce the influences and delay arising from this as possible. Once the influences of the force majeure disappear, inform the other party of this condition;

16.4 If it is estimated that the influences of force majeure event last over 60 days, both parties have the right to inform the other party of termination of the contract 14 days in advance. When the notice comes into force, Party B has the right to obtain the payment that shall be made by Party A. Both parties shall, through amiable negotiations, reach agreement to further implement the contract within reasonable time;

16.5 In case of failure to implement the obligations of the contract due to force majeure, both parties do not have to assume the breach obligations, and losses arising from this shall be assumed by both parties jointly.

17 Contract Time Limit, Delay in Implementation, Deferment, Postponement or Termination of Contract

17.1 The contract time limit is 18 months, which is calculated from the effectiveness of sign of both parties (the time limit regulated in technical specification). During the time limit, Party B shall complete the purchasing, examination, handover, installation, debugging, software development, system integration, test run, acceptance and technical supporting service, etc.

17.2 Delay in Implementation

17.2.1 Party B shall deliver goods and provide services according to undertaken implementation time limit in bidding documents;

17.2.2 During the implementation of the contract, if Party B has any obstacles in timely handover and service provision, Party B shall inform Party A of the fact of delay, possible delayed time and reasons in writing from. Party A, after receipt of notice, shall make appraisal of the condition and confirm whether it consents the delayed delivery and whether compensation fees are collected. The delayed implementation shall be recognized through the method of modification to the contract.

17.2.3 Except for the conditions of Clause 16 and regulations of this clause that obtain the consent of Party A of non-collection of compensation, compensation fees shall be collected in other conditions according to regulations of the contract.

17.3 Deferment: In case of adjustment of the project schedule arising from reasons of Party B or underestimation of needed time for all stages by both parties, the adjustment shall not be regarded as the prolonged period of the contract. Representative of both parties shall evaluate the progress of the project from time to time. If representative of Party A thinks the adjustment is reasonable and consents it in writing from, Party B can adjust the project schedule;

17.4 Postponement of Contract

17.4.1 If Party A does not make the payment within 30 days upon the receipt of the request notice of Party B without just causes, Party B shall inform Party A again in writing form. If Party A does not make the payment within 14 days after the submittal of the notice, without just reasons, Party B can inform Party A of termination or postponement of contract in writing form;

17.4.2 During reasonable postponement of the contract, Party A shall pay the reasonable fees to Party B according to completed and effective working amount. The service provided by Party B as stipulated by the contract is postponed during the postponement period. If Party A requires Party B to re-start the implement contract obligations, Party A shall pay reasonable compensation fees for economic loose suffered by Party B arising from the postponement due to Party A. In case the postponement period exceeds 12 months, any party has the right to inform the termination of the contract or both parties re-sign one new contract;

17.4.3 The time from the postponement to re-starting is the postponement period of the contract. If Party A makes compensation according to the above clauses, Party A does not have to pay postponement compensation;

17.5 Termination of Contract

17.5.1 In case of the reasons of big environment, such as social, economic, legal or political reasons, etc, Party A shall inform Part B in writing form. The contract shall be terminated or postponed on certain date. The notice shall be sent out 30 days ahead of the termination or postponement;

17.5.2 In case of bankruptcy, inability of liquidation and handover of the business, or abnormal implementation arising from force majeure, Party A shall inform Party B in writing from, and put forward the proposal of termination of contract, without compensation for Party B;

17.5.3 Upon the termination of the contract, Party B shall transfer assumed work, subcontracted contract and all related documents during the period from the receipt of notice to the termination of the contract to Party A or to the receiving unit appointed by Party A. After Party B implements the obligations regulated by the clause, Party A shall fix the quantity of “receivable sum” of Party B according to actual completed and effective working amount, check the quantity of “paid sum”, and make the final payment according to the principle of refund for any over-payment or a supplemental payment for any deficiency. Both parties shall pay the final sum within 30 days after the termination of the contract;

17.5.4 After the termination of the contract, other payment obligations of Party A as stipulated by the contract are terminated, and the obligations of Party B are terminated after the termination of guarantee period of provided hardware facilities;

17.6 Termination due to breach: Party A can put forward termination of part or all contract if Party A finds the following conditions and sends written breach notice to Party B, while Party B does not adopt any remedial measures:

17.6.1 If Party B fails to provide part or all goods within the term stipulated by the contract or the prolonged term consented by Party A according to regulations of the contract;

17.6.2 If Party B fails to implement other obligations regulated by the contract;

17.6.3 If Party A grasps the corruption and cheating activities during the competition and implementation of Party B;

(1)”Corruption” refers to provision, presentation, acceptance or claim of any valuable articles to boodle persons of Party A, which affect the activities of implementation;

(2) “Cheating activities” refer to activities that give false activities that affect purchasing procedures or implementation procedures, and damage the interests of Party A.

18. Alteration and Modification

18.1 Both parties have the right to put forward alteration, modification or supplementation to any clauses of the contract, which shall be confirmed by both parties through negotiation;

18.2 Party A can send orders to Party B at any time, to alter one item or several items within general scope. If the alterations change the fees or time of implementation of obligations of Party B, perform just adjustment of contract price or delivery time, and make corresponding modifications;

18.3 Promise, approval, allowance, notice and exemption, etc and various undertakings made by Party A to Party B shall constitute the official written documents signed by Party A or representative of Party A. The proposals in other forms are ineffective;

18.4 Alterations or modifications to the contract conditions shall signed by both parties as supplementary contract documents;

19. Breach and Claim

19.1 If Party A or Party B does not implement the duties and obligations of the contract, these activities shall be regarded as breach. The breaching party shall assume the economic losses suffered by the other party arising from the breaching activities;

19.2 Once the contract is signed, both parties shall not unilaterally change or terminate the contract. In case of termination of the implementation due to unilateral reason, or changed project planning without consent of the other party, which are not corrected within one week after receipt of breach notice, the other party has the right to terminate the contract unilaterally and claim the compensation of the breaching party;

19.3 If any party breaches the regulations of the contract and causes the losses to the other party, the suffering party can require the compensation from the damaging party, which is limited by the directly certified losses, not including missing or respected interests or any other related or indirect losses;

19.4 If Party B severely violates the regulations of the contract, and does not adopt measures until losses are caused to Party A, Party A has the right to have the performance guarantee fees with original copy of indemnity, contract and “Explanation of Breach of Party B”, as the penalty;

19.5 If Party B fails to complete the construction according to the contract schedule, Party A can put forward claim according the following regulations: the claim sum is 0.2% of the general contract sum for delayed time of one week (7 days), which shall not exceed 5% of contract sum;

19.6 In case of non-conformity of brand, specification, performance, quality and level with the attached list, Party B shall assume the economic expenditure and corresponding losses arising from re-purchasing, dismantlement and re-construction;

19.7 If the system quality does not reach the requirements of design and regulations, it shall be regarded as breach, and Party B shall assume all looses suffered by Party A arising from this;

19.8 Beside all mediation fees due to infringement of copyright or compensation judged by the court, the upper limit of the compensation sum arising from any other reasons is 15% of the contract sum;

19.9 Party A shall make corresponding sum to Party B on time. In case of postponement exceeding the regulated time without reasons, penalty shall be made for every postponed day, equivalent to 5/10000 of the payment, the upper limit of which shall be 10% of the due sum;

19.10 If Party B does not deliver the projects under the contract or provide services (including technical documents) according to the regulated time (excluding force majeure), which are not caused by Party A, Party B shall pay penalty. Party A shall deduct the compensation for the postponement from the due sum under the precondition of non-affecting other remedial measures under the contract. The compensation fee is 5/10000 of due sum for every delayed day, the upper limit of which is 10% of the due sum;

19.11 During the quality guarantee period, in case of any defects, unconformity with regulations of the contract, such as obligations of Party B, Party A has the right to make claim against Party B. In case Party B does not disagree with the claim, Party B shall put forward the disagreement within 7 days after receipt of the written notice. Otherwise, the above request comes into force;

19.12 If Party B needs to replace and repair defected facilities, which make the facilities stop or postpone the installation, the quality guarantee period shall be prolonged according to the delayed time of actual repair or replacement.

19.13 In case of severe defects of facilities during guarantee period (such as the performance of facilities does not reach the requirements, etc), Party B shall take the responsibility and the guarantee period is calculated from the revision of the defects;

19.14 In case of delay and economic losses during the implementation due to delay, negligence or mirrors of technical services of Party B, Party B shall make economic compensation to Party A according to requirements of the contract, and shall assume the direct losses arising from mirrors of technical services of Party B or breach;

19.15 The accumulative sum of single item of the breach sum assumed by Party B according to clauses of the contract shall not exceed 10% of general contract sum;

19.16 The payment of breach sum does not exempt the corresponding duties and obligations of both parties as stipulated by the contract.

20. Settlement of Dispute

20.1 During the implementation procedures, in case of disputes, they shall be settled by both parties through amiable negotiation. In case of failure of negotiations to settle the disputes after 60 days, apply for arbitration or directly put forward lawsuit to the People’s Court;

20.2 The arbitration shall be carried out by Beijing Arbitration Committee in Beijing according to arbitration rules and procedures;

20.3 The lawsuit can be put forward to the People’s Court in the place of any party;

20.4 During the period of arbitration or lawsuit, except for the part under arbitration or lawsuit, other parts of the contract shall be implemented.

21. Government and Sign

21.1 All rights and duties of the contract or arising from the contract shall be governed by the current laws of the People’s Republic of China. The occurrence, changes, terminations of the rights and duties and settlement of the disputes shall follow the laws, rules and regulations of the People’s Republic of China.

21.2 The clauses of the contract are applicable to the scope that is not replaced by other clauses of the contract;

21.3 Any party shall not transfer the rights and duties of the contract to the third party without consent of the other party;

22 Effectiveness of the Contract

22.1 The contract comes into force upon the signatures and seals of authorized signatures of both parties. The validity term of the contact terminates after the construction of the project, settlement of payment, completions of all for-free repair, maintenance, technical support and termination of guarantee period;

22.2 The contract is written in Chinese, in eight copies, in which, two original copies and six dupliates.

Both parties hold one original copy and three duplicates. The original copy and duplicate have equal legal forces;

22.3 Until the date of effectiveness of the contract, the contract is the exclusive contract signed by both parties on rights and duties of both parties. Before the sign of the contract, all undertakings, guarantees, arrangements related with the contract and the matters not covered by the contract automatically become ineffective after sign of the contract;

22.4 All annexes of the contract are integral part of the contract, and have equal legal forces with the text of the contract. Other documents uncovered in the annexes of the contract can be seen as the reference of the contract, but do not have binding forces on both parties;

22.5 Any alteration or supplementation of the contract and annexes, which conform to the procedures of the contract, can become the component with equal legal forces with the contract as the supplementary annexes of the contract after the effective sign of representatives of both parties;

22.6 When one clause or part clauses become illegal, ineffective and non-binding, the clause or part does not affect the legality, effectiveness and bounding forces on other clauses or parts of the contract. The contract automatically becomes ineffective after the termination of validity term.

23 Notice, Document Servicing and Contact Method

23.1 The notice of one party to the other party shall be submitted to the regulated address in the writing form or fax form. The notice or fax shall be confirmed in writing;

23.2 The effectiveness date is the sign-in date.

23.3 All notices arising from the contract or other communication data and documents shall be sent according to the requirements of the clause in writing form. If the notices or data and documents are sent by special persons, these come into force upon the sign-in of receiving and sending persons or any employee in the address of the other party. If the notices or data and documents are sent in the form of registered letter, these come into force upon the sign-in of receiving and sending persons or any employee in the address of the other party. If the notices or data and documents are send in fax or E-mail, these come into force after the successful send and confirmation of the other party in the same way, but documents in paper afterwards are necessary;

23.4 The communication addresses of both parties are as follows:

Party A: Planning & Research Institute of Communication Ministry

Authorized Representative: Yang Jianguo

Receiver: Geng Shoujun

Address: Tonglian Mansion, No. 240, Huixin Lijia, Zhaoyang District, Beijing

Zip Code: 100029   Fax: 010-64898380

Party B: Beijing PKU Chinafront Technology Co., Ltd

Authorized Representative: Zhang Zhiping

Receiver: Zhao Long

Address: Room 717, B Building, Yinwang Center, No. 113, Zhichun Road, Haidian District, Beijing

Zip Code: 100086 Fax: 010-62637657

24. Annexes to the Contract

Annex 1: Engineering Bidding Documents

Annex 2: Technical Specification of Bidding Documents

Annex 3: Construction Contents of Hardware Network System and Supporting Software

Annex 4: Development Contents of Utility Software

Annex 5: Scheme of Construction of Data Engineering

Annex 6: Decoration Project of Engine Room and Academic Concert Hall and Purchasing and Installation of Corresponding Facilities

Annex 7: Project Construction Schedule Planning and Personnel Arrangement

Annex 8: Technical Service Schedule

Annex 9: Mutual-drawn Data, Documents and Working Cooperation

Annex 10: Performance Guarantee Fee Indemnity

Annex 11: Project Quotation

Annex 12: Bidding Notice and Confirmation Letter

25. Effectiveness of Contract

25.1 After the sign and seal of both parties, the contract comes into force when Party A receives the performance guarantee indemnity submitted by Party B;

25.2 The validity of the contract terminates after completion of implementation of all duties and obligations regulated in the contract and increased during the implementation procedure.

Party A: Planning & Research Institute of Communication Ministry

Legal Representative:

Date: 2006.6.12

Party B: Beijing PKU Chinafront Technology Co., Ltd

Legal Representative:

Date: 2006.6.12